Exhibit 99.2

Press Release

GE Announces Closing of Offering of $8.25 Billion Senior Notes issued by GE HealthCare

BOSTON – November 22, 2022 – General Electric Company (“GE”) (NYSE: GE) announced today that GE Healthcare Holding LLC (“GE HealthCare”), a direct, wholly-owned subsidiary of GE, has closed its previously announced offering of $1,000,000,000 aggregate principal amount of 5.550% senior notes due 2024 (the “2024 notes”), $1,500,000,000 aggregate principal amount of 5.600% senior notes due 2025 (the “2025 notes”) and $1,750,000,000 aggregate principal amount of 5.650% senior notes due 2027 (the “2027 notes” and, together with the 2024 notes and the 2025 notes, the “New Money Notes”), $1,250,000,000 aggregate principal amount of 5.857% senior notes due 2030 (the “2030 notes”), $1,750,000,000 aggregate principal amount of 5.905% senior notes due 2032 (the “2032 notes”), and $1,000,000,000 aggregate principal amount of 6.377% senior notes due 2052 (the “2052 notes” and, together with the 2030 notes and the 2032 notes, the “SpinCo Debt Securities” and, together with the New Money Notes, the “Notes”).

The Notes were offered as part of the financing for the proposed spin-off of GE HealthCare from GE (the “Spin-Off”), which is expected to be completed in the first week of January 2023. GE HealthCare has distributed the net proceeds from the offering of the New Money Notes to GE. The SpinCo Debt Securities were initially issued by GE HealthCare to GE and were transferred and delivered by GE to BofA Securities, Inc. and Morgan Stanley & Co. LLC, as selling noteholders in the offering, in satisfaction of certain debt obligations of GE in connection with the Spin-Off. GE HealthCare will not receive any proceeds from the offering of the SpinCo Debt Securities.

The Notes are senior unsecured obligations of GE HealthCare and are guaranteed by GE until the consummation of the Spin-Off. Upon consummation of the Spin-Off, GE will be automatically and unconditionally released from all obligations under its guarantees. GE HealthCare expects to convert into a corporation and be renamed GE HealthCare Technologies Inc. prior to the completion of the Spin-Off.

The issuances of the Notes by GE HealthCare and the guarantees by GE have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any U.S. state securities laws or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. GE HealthCare has agreed to file with the Securities and Exchange Commission an exchange registration statement with respect to an exchange offer for the Notes or a shelf registration statement for the resale of the Notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautions Regarding Forward-Looking Statements

This announcement contains forward-looking statements – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, including (1) the expected use of the proceeds from the sale and issuance of the Notes, the conversion of GE HealthCare into a corporation, and the timing and completion of the Spin-Off; (2) our success in executing and completing asset dispositions or other transactions, including the Spin-Off and our planned spin-off of our portfolio of energy businesses that are planned to be combined as GE Vernova (Renewable Energy, Power, Digital and Energy Financial Services), and sales of our equity interests in Baker Hughes Company (Baker Hughes) and AerCap Holdings N.V. (AerCap) and our expected equity interest in GE HealthCare after its spin-off, the timing of closing for such transactions, the ability to satisfy closing conditions, and the expected proceeds, consideration and benefits to GE; (3) changes in macroeconomic and market conditions and market volatility, including impacts related to the COVID-19 pandemic, risk of recession, inflation, supply chain constraints or disruptions, rising interest rates, the value of securities and other financial assets (including our equity ownership positions in Baker Hughes and AerCap, and expected equity interest in GE HealthCare after the Spin-off), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our business operations, financial results and financial position and (4) our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the capital structures of the three public companies that we plan to form from our businesses, the timing and amount of dividends, share repurchases, organic investments, and other priorities, see the Forward-Looking Statements page on our Investor Relations website as well as our annual reports on Form 10-K and quarterly reports on Form 10-Q.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

About GE HealthCare

GE HealthCare is a leading global medical technology, pharmaceutical diagnostics, and digital solutions innovator. GE HealthCare employs approximately 51,000 people dedicated to creating a world where healthcare has no limits. GE HealthCare’s products, services, and solutions enable clinicians to make more informed decisions quickly and efficiently, improving patient care from diagnosis to therapy to monitoring. GE HealthCare’s products are used in more than two billion procedures to care for more than one billion patients annually, with a global installed base of more than four million medical devices and delivered over 100 million doses of imaging agents used in patient procedures in 2021. www.gehealthcare.com

Contact

GE Investor Contact:

Steve Winoker, 617.443.3400

swinoker@ge.com

GE Media Contact:

Whitney Mercer, 857.303.3079

whitney.mercer@ge.com

GE HealthCare Investor Contact:

Carolynne Borders, 631.662.4317

Carolynne.borders@ge.com

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